Exhibit (d)(30)(a)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

SSGA FUNDS MANAGEMENT, INC.

THIS AMENDMENT is made as of May 1, 2020 to the Investment Sub-Advisory Agreement dated as of April 18, 2017, between Transamerica Asset Management, Inc. and SSGA Funds Management, Inc. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated as of April 18, 2017, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of May 1, 2020.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
	Name:	Ellen M. Needham
	Title:	President

SCHEDULE A

as of May 1, 2020

FUNDS	INVESTMENT SUBADVISORY FEE*
Transamerica MSCI EAFE Index VP (formerly known as Transamerica International Equity Index VP)	0.04%
Transamerica S&P 500 Index VP (formerly known as Transamerica U.S. Equity Index VP)	0.01%

*	As a percentage of net assets on an annual basis.